EXHIBIT 4.3

PREFERRED SHARES GUARANTEE AGREEMENT

from

ACCREDITED HOME LENDERS HOLDING CO.

to

Holders of

Accredited Mortgage Loan REIT Trust

9.75% Series A Perpetual Cumulative Preferred Shares

Dated as of August 12, 2004

i

PREFERRED SHARES GUARANTEE AGREEMENT

This PREFERRED SHARES GUARANTEE AGREEMENT (“Guarantee Agreement”), dated as of August 12, 2004 is executed and delivered by Accredited Home Lenders Holding Co., a Delaware corporation (the “Guarantor”), for the benefit of the Holders (as defined herein) from time to time of the Series A Preferred Shares (as defined herein) of Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust (the “Issuer”);

WHEREAS, pursuant to its Articles Supplementary, dated as of August 12, 2004, the Issuer is authorized to issue its 9.75% Series A Perpetual Cumulative Preferred Shares, $1.00 par value per share (the “Series A Preferred Shares”); and

WHEREAS, as incentive for the Holders to purchase Series A Preferred Shares, the Guarantor irrevocably and unconditionally agrees, to the extent set forth herein, to, among other things, pay to the Holders of the Series A Preferred Shares the Guarantee Payments (as defined herein) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the purchase of Series A Preferred Shares, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time.

ARTICLE I

DEFINITIONS

SECTION 1.01    DEFINITIONS. As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Articles Supplementary” refers to the articles supplementary to the Declaration of Trust of the Issuer filed by the Issuer with the State Department of Assessments and Taxation of Maryland which sets forth the designation, preferences and relative rights and other terms of the Series A Preferred Shares with respect to which a Guarantee is granted hereunder.

“Common Stock” means the common stock, $.001 par value, of the Guarantor.

“Dividends” means the periodic dividends payable to Holders of Series A Preferred Shares in accordance with the terms of the Series A Preferred Shares set forth in the Articles Supplementary.

“Dividend Payments” means any accrued and unpaid Dividends (whether or not declared).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Guarantee” means the guarantee relating to the Series A Preferred Shares to be issued by the Guarantor as provided in this Guarantee Agreement.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Series A Preferred Shares then outstanding, to the extent provided for in the Articles Supplementary and to the extent not paid when payable by the Issuer: (i) any Dividend Payments, (ii) the Redemption Price, (iii) the Liquidation Distribution and any other payments due by the Issuer with respect to the Series A Preferred Shares.

“Holder” means any holder, as registered on the books and records of the Issuer, of any outstanding Series A Preferred Shares with respect to which the Guarantee is issued hereunder; provided, however, that in determining whether the holders of the requisite percentage of Series A Preferred Shares have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor or any entity which is an Affiliate of the Guarantor.

“Liquidation Distribution” means the aggregate of the liquidation amount payable by the Issuer upon the Series A Preferred Shares in accordance with the terms set forth in the Articles Supplementary upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, joint stock company, unincorporated organization or government, or any agency or political subdivision thereof, or any other entity of whatever nature.

“Redemption Price” means the amount payable by the Issuer on redemption of the Series A Preferred Shares in accordance with the terms set forth in the Articles Supplementary upon shares of Series A Preferred Shares duly called for redemption which shall include, without limitation, any accrued and unpaid dividends.

“66 2/3% of the Series A Preferred Shares” means Holders of outstanding Series A Preferred Shares voting together as a single class who are record owners of the Series A Preferred Shares whose amount of Series A Preferred Shares represents 66 2/3% or more in aggregate liquidation preference of the then outstanding Series A Preferred Shares.

ARTICLE II

GUARANTEE

SECTION 2.01    GUARANTEE. The Guarantor hereby fully and unconditionally guarantees to each Holder the due and punctual payment of the Guarantee Payments, as and to the extent applicable (without duplication of amounts theretofore paid by the Issuer) when and as the same shall become due and/or payable, according to the terms of the Series A Preferred Shares as set forth in the Articles Supplementary, regardless of any defense, right of set-off or counterclaim which the Issuer or the Guarantor may have or assert. In case of the failure of the Issuer or any successor thereto punctually to pay any such Guarantee Payments, as and to the extent applicable, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, as if such payment were made by the Issuer. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to or for the benefit of the Holders or by payment by the Issuer of such amounts to or for the benefit of the Holders.

SECTION 2.02    WAIVER OF NOTICE AND DEMAND. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 2.03    FULL AND UNCONDITIONAL. The Guarantor hereby agrees that its obligations under this Guarantee Agreement shall be as if it were a principal obligor and not merely a surety and shall be full and unconditional, irrespective of the validity, regularity or enforceability of the Series A Preferred Shares, the absence of any action to enforce the same, any waiver or consent by the Holder of any shares of the Series A Preferred Shares with respect to any terms thereof, the recovery of any judgment against the Issuer or any action to enforce the same, or any circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Series A Preferred Shares and that the Guarantor shall be liable as a principal obligor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in this Section 2.03.

SECTION 2.04    ENFORCEMENT OF GUARANTEE. Any Holder of Series A Preferred Shares may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other Person.

SECTION 2.05    GUARANTEE OF PAYMENT. This Guarantee Agreement creates a guarantee of payment and not merely of collection. This Guarantee Agreement will not be discharged except (i) by payment of the Dividend Payments, the Redemption Price or the Liquidation Distribution, if and as applicable, in full by the Issuer, (ii) by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) by the Guarantor or (iii) upon termination of this Guarantee Agreement pursuant to Section 5.01 hereof; provided, however, that notwithstanding anything contained herein, the holders of the Preferred Shares shall be entitled to the benefits of this Guarantee Agreement until its termination pursuant to Section 5.01 hereof.

SECTION 2.06    SUBROGATION. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the applicable Holders and to pay over such amount to or for the applicable Holders.

SECTION 2.07    REINSTATEMENT OF OBLIGATIONS. If any Holder of Series A Preferred Shares is required by any court or otherwise to return to the Issuer or the Guarantor, or any custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official acting in relation to the Issuer or the Guarantor, any amount paid to such Holder in respect of Guarantee Payments on Series A Preferred Shares, the Guarantee issued under this Guarantee Agreement, to the extent theretofore discharged, shall be reinstated in full force and effect.

SECTION 2.08    CERTAIN RIGHTS, REMEDIES AND POWERS OF GUARANTEED PERSONS. The Holders of Series A Preferred Shares shall have all of the rights and remedies available under applicable law and may proceed by appropriate court action to enforce the terms hereof and to recover damages for the breach hereof. Each and every remedy of each such Person shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of any such Person, the Guarantor may be joined in any action or proceeding commenced by such Person against the Issuer in respect of any obligations guaranteed pursuant to this Guarantee Agreement, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that any remedy or claim against the Issuer be first asserted, prosecuted or exhausted.

SECTION 2.09    FORM OF GUARANTEE. The Guarantee to be endorsed upon any certificate representing Series A Preferred Shares shall be in substantially the form set forth in Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted hereby, and may include such letters, numbers or other marks of identification and legends as may be required to comply with the rules of any securities exchange. The definitive Guarantee to be endorsed upon the Series A Preferred Shares shall be produced in any manner permitted by law and the rules of any securities exchange on which the Series A Preferred Shares may be listed.

ARTICLE III

LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 3.01    LIMITATION OF TRANSACTIONS. If dividends have not been paid in full when due on the Series A Preferred Shares or any other amounts have not been paid when due with respect to the Series A Preferred Shares, including, without limitation the Redemption Price and the Liquidation Price, the Guarantor shall not (and shall not allow any of its subsidiaries (whether existing on or after the date hereof) to: (i) pay, or declare and set aside for payment, any dividends on any of the most senior preferred shares of Guarantor as regards participation in profits of Guarantor (“Guarantor dividend parity shares”), unless the amount of any dividends declared on any Guarantor dividend parity shares is paid on the Guarantor dividend parity shares and the Series A Preferred Shares on a pro rata basis on the date such dividends are paid on such Guarantor dividend parity shares, so that: (x) the ratio that (A) the aggregate amount of dividends paid on the Series A Preferred Shares bears to (B) the aggregate amount of dividends paid on such Guarantor dividend parity shares is the same as: (y) the ratio that (A) the aggregate of all accrued and unpaid dividends in respect of the Series A Preferred Shares bears to (B) the aggregate of all accrued and unpaid dividends in respect of such Guarantor dividend parity shares; (ii) pay, or declare and set aside for payment, any dividends on any shares of the Guarantor’s capital stock ranking junior to the Guarantor dividend parity shares; or (iii) voluntarily redeem, purchase, or otherwise acquire any Guarantor dividend parity shares or any Guarantor shares ranking junior to the Guarantor dividend parity shares; until, in each case, such time as all accrued and unpaid dividends on the Series A Preferred Shares shall have been paid in full (or payments have been made in respect of such dividends by the Guarantor pursuant to the Guarantee) for all quarterly dividend periods terminating on or prior to, in the case of clauses (i) and (ii), such payment, and in the case of clause (iii), the date of such redemption, purchase or acquisition.

Neither the Guarantor nor any subsidiary of the Guarantor shall voluntarily redeem, purchase or otherwise acquire, or pay a liquidation preference with respect to, any shares of capital stock of the Guarantor ranking junior to the Guarantor’s obligations under the guarantee or any preferred shares of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to this Guarantee Agreement as to participation in assets of the Guarantor upon liquidation until such time as all accrued and unpaid dividends and any other amounts then owing with respect to the Series A Preferred Shares have been paid in full (or payments have been made in respect of such dividends by the Guarantor pursuant to the Guarantee).

Neither the Guarantor, nor any subsidiary of the Guarantor, shall pay dividends, or make guarantee payments with respect to dividends, on any preferred shares of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to the guarantee as to participation in profits of the Guarantor until such time as all accrued dividends payable on the Series A Preferred Shares shall have been paid in full (or payments have been made in respect of such dividends by the Guarantor pursuant to the Guarantee).

The foregoing provisions shall not prevent or restrict the Guarantor from making:

(i)	dividends in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock;

(ii)	any declaration of a dividend in the form of capital stock of the Guarantor in connection with the implementation by the Guarantor of a stockholders’ rights plan, or the issuance of rights or Common Stock under any such plan in the future;

(iii)	payments pursuant to this Guarantee Agreement;

(iv)	cash payments in respect of fractional shares in accordance with customary market practices upon the conversion or exchange of securities convertible or exchangeable into Common Stock of the Guarantor;

(v)	purchases of Common Stock in connection with any stock option, stock purchase or other benefit plan pursuant to any pre-existing contractual agreement with an officer, director or employee of the Guarantor or pursuant to any dividend reinvestment plan, provided that any such purchases pursuant to this clause (v) shall not exceed $2,000,000 in the aggregate during the term of this Guarantee Agreement and any Successor Guarantee;

(vi)	a distribution in connection with a consolidation, merger or reorganization, the result of which is that the Guarantor and the Issuer shall have become a single entity, to (i) holders of securities junior to the Series A Preferred Shares of securities ranking junior to the Series A Preferred Shares; and (ii) holders of parity securities with respect to the Series A Preferred Shares of securities junior to or on parity with the Series A Preferred Shares; and

(vii)	cash payments in lieu of fractional shares, in accordance with customary market practices, in connection with a consolidation, merger or reorganization contemplated in clause (vi) immediately above.

SECTION 3.02 SUBORDINATION. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment, and subject, to all liabilities of the Guarantor, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred shares now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any of the most senior preferred shares of any Affiliate of the Guarantor, and (iii) senior to all common shares now or hereafter issued by the Guarantor. The Guarantor’s obligations under this Guarantee Agreement will rank pari passu with respect to obligations under other guarantee agreements which it may enter into from time to time to the extent that such agreements shall be entered into in substantially the form hereof and provide for comparable guarantees by the Guarantor of payment on preferred shares issued by the Issuer or any of its Affiliates. Each Person, by virtue of having become a Holder of the Series A Preferred Shares, shall be deemed to have expressly assented and agreed to the terms of, and shall be bound by, this Guarantee Agreement.

SECTION 3.03 LIQUIDATION DISTRIBUTIONS ON A WINDING UP.

Until all other indebtedness of the Guarantor has been paid in full, the holders of Series A Preferred Shares may not file a claim in competition with the holders of that indebtedness so as to diminish any distribution or payment which, but for such claim, the holders of such other indebtedness would have been entitled to receive.

Once the claims of all holders of all other indebtedness of the Guarantor have been satisfied in full, the guarantee payments to be paid by the Guarantor in respect of a liquidation distribution on a share of the Issuer’s Series A Preferred Shares:

(i) shall be paid out of the surplus assets of the Guarantor available for distribution to holders of the most senior preferred shares of the Guarantor as regards participation in profits of the Guarantor; and

(ii) shall not exceed the amount, per share, that would have been paid had the Series A Preferred Shares been issued by the Guarantor as preferred shares ranking pari passu with the most senior preferred shares, if any, of the Guarantor.

If there are insufficient available assets to make the payments relating to the liquidation distributions described in the preceding paragraphs (i) and (ii) above in full, such amounts will be paid on a pro rata basis, so that:

(i) the ratio that (x) the aggregate amount paid as a liquidation distribution on the Series A Preferred Shares bears to (y) the aggregate amount paid as liquidation distributions on the Guarantor’s most senior preferred shares as regards participation in profits, is the same as:

(ii) the ratio that (x) the aggregate maximum liquidation distributions on the Series A Preferred Shares bears to (y) the aggregate maximum liquidation distributions on the Guarantor’s most senior preferred shares as regards participation in profits.

The amounts so paid (if any) will be full and final satisfaction of the obligation to repay the liquidation distribution on the Series A Preferred Shares.

SECTION 3.04 MERGERS, SALE OF ASSETS.

Guarantor shall not consolidate or merge with or into any other corporation or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another Person, unless (i) the successor entity assumes in writing all of the obligations of the Guarantor hereunder (the “Successor Guarantee”) immediately after which time this Guarantee Agreement shall be terminated and replaced by the Successor Guarantee, or (ii) such consolidation, merger or reorganization is between the Guarantor and the Issuer. In the case of a consolidation, merger or reorganization, the result of which is that the Guarantor and the Issuer shall have become a single entity, immediately after the Holders are issued new preference securities with the same rights, privileges and preferences as the Series A Preferred Shares by such entity (except as permitted by the Articles Supplementary), this Guarantee Agreement shall terminate.

ARTICLE IV

REPORTING OBLIGATIONS

SECTION 4.01 REPORTING

The Guarantor shall, at its expense, provide Holders of Series A Preferred Shares with copies of its annual report contemporaneously with its distribution to Holders of the Guarantor’s Common Stock. Each Holder of Series A Preferred Shares shall also be entitled to receive copies of any additional information (other than proxy solicitation materials) that Holders of the Guarantor’s Common Stock may be entitled to receive, on the same terms as such Holders are entitled to receive such information.

Guarantor further covenants and agrees to provide such information (financial and otherwise) about the Issuer in each of its annual reports on Form 10-K and quarterly reports on Form 10-Q required under Sections 13 or 15(d) of the Exchange Act with respect to the period to which such report relates:

(i) a brief description of the business of the Issuer;

(ii) a brief description of the Issuer’s material developments;

(iii) a brief description of material related party transactions involving the Issuer;

(iv) a brief description of the results of operations of the Issuer; and

(v) a brief discussion of liquidity and capital resources of the Issuer, including, without limitation, financing activities.

ARTICLE V

TERMINATION

SECTION 5.01 TERMINATION. This Guarantee Agreement shall terminate and be of no further force and effect upon: (i) full payment of the Redemption Price of all Series A Preferred Shares, (ii) full payment upon liquidation, dissolution or winding up of the Issuer or the Guarantor of amounts then payable to or for the Holders in accordance with the Articles Supplementary, or (iii) such date when no shares of Series A Preferred Shares are outstanding. This Guarantee Agreement shall also terminate as contemplated by Section 3.03 hereof.

Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore to the Issuer or Guarantor payment of any sums paid by the Issuer and guaranteed by the Guarantee, or any Guarantee Payments.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01 AMENDMENTS. Except with respect to any changes which do not materially adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than 66 2/3% of the Series A Preferred Shares. Any such approval shall be deemed to be on behalf of the Holders of all of the Series A Preferred Shares. The provisions of the Articles Supplementary concerning meetings or consents of Holders shall apply to the giving of such approval. No amendment may impair the right of any Holder to receive payment of any Guarantee Payments in accordance with this Guarantee Agreement as in effect on the date hereof or to institute suit for the enforcement of any such payment without, in each case, the consent of each such Holder.

SECTION 6.02 SUBSIDIARY. The Guarantor represents that Guarantor as of the date hereof, indirectly through Accredited Home Lenders, Inc., owns all the issued and outstanding common shares of the Issuer, and that this Guarantee Agreement may reasonably be expected to benefit, directly or indirectly, the Guarantor. The Guarantor further represents that the consideration received for this Guarantee Agreement is reasonably worth at least as much as the liability and obligation incurred by the Guarantor under this Guarantee Agreement.

SECTION 6.03 SUCCESSORS AND ASSIGNS. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assignees, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of Series A Preferred Shares then outstanding. The Guarantor shall not assign its obligations under this Guarantee Agreement without the prior approval of 66 2/3% of the Series A Preferred Shares. Notwithstanding the foregoing, a consolidation, reorganization or merger of the Guarantor with any other person or a sale, assignment or transfer of all or a substantial portion of the assets of the Guarantor in accordance with Section 3.03 above, shall not constitute an assignment for purposes of this Section 6.03.

SECTION 6.04 NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, facsimiled or mailed by first class mail as follows:

(a) if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice of to the Holders:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Facsimile: (866) 726-5533

Attention: General Counsel

(b) if given to any Holder of Series A Preferred Shares, at the address set forth on the books and records of the Issuer.

All notices hereunder shall be deemed to have been given when received in person, facsimiled with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 6.05 BENEFIT. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Series A Preferred Shares.

SECTION 6.06 INTERPRETATION. In this Guarantee Agreement, unless the context otherwise requires:

(a) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(b) all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(c) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified; and

(d) a reference to the singular includes the plural and vice versa.

SECTION 6.07 GOVERNING LAW. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREUNDER, THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

SECTION 6.08 SEPARABILITY. Wherever possible, each provision of this Guarantee Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guarantee Agreement.

THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

Accredited Home Lenders Holding Co. as Guarantor

By:
Name: Ray W. Mckewon Title: Executive Vice President

EXHIBIT A

FORM OF GUARANTEE

For value received, Accredited Home Lenders Holding Co., a Delaware corporation (the “Guarantor”) hereby fully and unconditionally guarantees to each Holder the due and punctual payment of the Guarantee Payments, as and to the extent applicable (without duplication of amounts theretofore paid by Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust (“the Issuer”)), when and as the same shall become due and payable, according to the terms of the 9.75% Series A Perpetual Cumulative Preferred Shares, par value $1.00 per share and liquidation preference $25.00 per share (the “Series A Preferred Shares”) as set forth in the Issuer’s Declaration of Trust, as amended and restated and as supplemented by the Articles Supplementary relating to the Series A Preferred Shares, as amended and supplemented from time to time, regardless of any defense, right of set-off or counterclaim which the Issuer or the Guarantor may have or assert. In case of the failure of the Issuer or any successor thereto punctually to pay any such Guarantee Payments, as and to the extent applicable, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, as if such payment were made by the Issuer. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to or for the benefit of the Holders or by payment by the Issuer of such amounts to or for the benefit of the Holders. All terms used in this Guarantee that are defined in the Preferred Shares Guarantee Agreement to which this Guarantee relates shall have the meanings assigned to them in such Preferred Shares Guarantee Agreement, dated as of August 12, 2004, from the Guarantor to the Holders of the Series A Preferred Shares.

The Guarantor hereby waives notice of acceptance of the Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

The Guarantor hereby agrees that its obligations under the Guarantee Agreement shall be as if it were a principal obligor and not merely a surety and shall be full and unconditional, irrespective of the validity, regularity or enforceability of any provision of the Series A Preferred Shares, the absence of any action to enforce the same, any waiver or consent by the Holder of any Series A Preferred Shares with respect to any terms thereof, the recovery of any judgment against the Issuer or any action to enforce the same, or any circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Series A Preferred Shares and that the Guarantor shall be liable as a principal obligor hereunder to make Guarantee Payments pursuant to the terms of the Guarantee Agreement notwithstanding the occurrence of any event referred to in Section 2.03 of the Guarantee Agreement.

Any Holder of Series A Preferred Shares may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other Person.

A-1

The Guarantee Agreement creates a guarantee of payment and not merely of collection. The Guarantee Agreement will not be discharged except (i) by payment of the Dividend Payments, the Redemption Price or the Liquidation Distribution, if and as applicable, in full by the Issuer, (ii) by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) by the Guarantor or (iii) upon termination of the Guarantee Agreement pursuant to Section 5.01 thereof.

The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid by the Guarantor to the Holders by the Guarantor under the Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under the Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under the Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the applicable Holders and to pay over such amount to or for the applicable Holders.

If any Holder of Series A Preferred Shares is required by any court or otherwise to return to the Issuer or the Guarantor, or any custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official acting in relation to the Issuer or the Guarantor, any amount paid to such Holder in respect of such Guarantee Payments, the Guarantee issued under the Guarantee Agreement, to the extent theretofore discharged, shall be reinstated in full force and effect.

This Guarantee shall not be valid or obligatory for any purpose unless and until the Series A Preferred Shares to which this Guarantee relates are duly authorized, issued and outstanding.

Reference is made to the Preferred Shares Guarantee Agreement for further provisions with respect to this Guarantee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2

THE GUARANTEE AGREEMENT AND THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREUNDER, THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

Accredited Home Lenders Holding Co. as Guarantor

By:
Name: Title:

A-3